EXECUTION COPY

EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) dated as of April 3, 2009, between MAIDENFORM, INC., a New York corporation with a principal place of business at 485 F U.S. Highway 1 South, Iselin, NJ 08830 (the “Employer”), Nanci Prado (the “Employee”), and solely for purposes of Sections 3, 4, and 19, Maidenform Brands, Inc. (sometimes hereinafter referred to as “Parent”).

W I T N E S S E T H :

WHEREAS, the Employer wishes to employ the Employee for the period provided in this Agreement, and the Employee is willing to serve in the employ of the Employer for such period, upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.           Employment.  The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2.           Term of Employment.  (a)  The term of the Employee’s employment under this Agreement shall commence on the Employee’s actual commencement of employment on April 20, 2009 (the “Start Date”) and it shall continue for a period of one year thereafter (the “Initial Term”), unless this Agreement shall be renewed for an additional term or terms in accordance with paragraph (b) of this Section 2, or unless earlier terminated as provided herein.

(b)          This Agreement shall automatically be renewed upon the expiration of the Initial Term for successive periods of one year each (each an “Additional Term”), unless either party notifies the other party in writing at least 120 days prior to the expiration of the Initial Term or any such Additional Term (the Initial Term and each Additional Term are collectively referred to as “Term of Employment”).

3.           Compensation.  (a)  Base.  During the Term of Employment, the Employer shall pay the Employee a base salary at not less than an annual rate of Two Hundred Fifty Thousand ($250,000.00) Dollars, in accordance with the Employer’s normal payroll practices (as increased in accordance with this Section 3(a), the “Base Salary”).  Such Base Salary shall be reviewed at least annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Maidenform Brands, Inc. (the “Board”) and the Compensation Committee may at any time increase (but not decrease) the Employee’s Base Salary hereunder as the Compensation Committee may in its sole and absolute discretion deem reasonable and appropriate.

(b)          Incentive Compensation.  The Employee shall be a participant in the Maidenform Brands, Inc. 2005 Annual Performance Bonus Plan (the “Bonus Plan”) for the period from January 4, 2009 through January 2, 2010 (the “2009 Fiscal Year”) with achievement of 100% of the performance goals set by the Compensation Committee in accordance with the Bonus Plan for the 2009 Fiscal Year with respect to the Employee’s and Parent’s performance paying a bonus of 40% of Base Salary, pro rated for the period from the Start Date through January 2, 2010, paid in accordance with the Bonus Plan.  For fiscal years thereafter during the Term of Employment, the Employee’s incentive compensation shall be based on such performance goals permitted under the Bonus Plan (or any successor plan thereto) or the Maidenform Brands, Inc. 2005 Stock Incentive Plan (as amended from time to time and any successor plan thereto, the “Stock Incentive Plan”) and subject to the conditions set forth in the Bonus Plan (or any successor plan thereto) or the Stock Incentive Plan, as determined by the Compensation Committee in its sole discretion.

(c)          Equity Incentives.  Subject to the approval of the Compensation Committee and the actual commencement of employment by the Employee on the Start Date, on May 1, 2009 (the “Grant Date”) Employee will receive the following long term incentive awards pursuant to the Stock Incentive Plan:

(x)           a grant of a number of shares Restricted Stock equal to Twenty-Five Thousand Dollars ($25,000) divided by the closing price of the Parent’s common stock on April 30, 2009; and

(y)           a grant of a number of Non-Tandem Stock Appreciation Rights with a Black-Scholes value equal to Twenty-Five Thousand Dollars ($25,000) based on the closing price of the Parent’s common stock on April 30, 2009, with a reference price equal to such closing price.

Such equity incentives and any other equity incentives granted to Employee in the sole discretion of the Compensation Committee after the Start Date will vest and, if applicable, become exercisable in equal annual installments on each anniversary of the grant date over a four year period (provided the Employee is continuously employed by the Employer’s Group (as defined below) through the applicable vesting date) subject to 100% acceleration of vesting upon a Change in Control (as defined in the Stock Incentive Plan).  Upon the Employee’s termination of employment by the Employer as a result of non-renewal of the Term of Employment by the Employer pursuant to Section 2(b) above or by the Employer without Cause (as defined below) or by the Employee for Good Reason (as defined below), such equity incentives and any other equity incentives granted to Employee in the sole discretion of the Compensation Committee after the Start Date shall become vested with respect to the number of shares that would have vested if the Employee’s employment would have continued for an additional twelve month period.  To the extent applicable following any such termination described in this Section 3(c) or termination due to the Employee’s Disability (as defined below) or death, equity incentives granted on or after the date hereof shall remain exercisable until the earlier of (1) the original expiration date of the option, or (2) one year following such termination of employment.

4.           Duties.  During the Term of Employment, the Employee shall be engaged as Executive Vice President, General Counsel and Secretary of Maidenform, Inc., Parent and their subsidiary companies (hereinafter individually and collectively called the “Employer’s Group”).  The Employee shall have the responsibility and authority commensurate with such position as the Chief Legal Officer and Secretary of the Employer’s Group.  In addition, the Employee shall have such other or more specific responsibilities or duties with respect to the business of the Employer’s Group consistent with the Employee’s positions as may be determined and assigned to the Employee from time to time by or upon the authority of the Chief Executive Officer or his designee.  The Employee shall also serve as an Officer or Director of any member of the Employer’s Group as requested by the Employer without any additional compensation therefor other than as expressly specified in this Agreement.  The Employer has Director’s and Officer’s Liability Insurance in effect and will maintain Director’s and Officer’s Liability Insurance Coverage for benefit of Employee uninterruptedly in effect during the Term of Employment.

5.           Extent of Service.  The Employee agrees to devote her best efforts, energies and skills to the faithful discharge of the duties and responsibilities attributable to her office, and to this end will devote her full working time and attention to the business and affairs of the Employer’s Group.  Employee shall be based at the Employer’s offices in Iselin, New Jersey office and New York, New York, but shall perform services hereunder at other locations as shall be reasonably appropriate.  Notwithstanding the foregoing, it is understood that the Employee may devote reasonable time and attention consistent with the practice of other senior executives similarly situated, to civic or community affairs and to service on the board of directors or advisory boards of other non-competing corporations, provided that (i) the Employee shall serve on no more than two such corporate boards or advisory boards at any time; (ii) the Compensation Committee shall have approved such board memberships, which approval shall not be unreasonably withheld; and (iii) it does not interfere in any material way with the performance of her responsibilities to the Employer’s Group under this Agreement or create a conflict of interest.

6.           Expenses.  The Employee is authorized to incur reasonable, ordinary and necessary expenses in the performance of her duties hereunder consistent with the Employer’s existing expense reimbursement policy, as it may be amended from time to time, and the Employer shall reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an account of such expenditures.  To the extent any such reimbursements constitute taxable income to the Employee for federal income tax purposes, all such reimbursements shall be paid in accordance with the Employer’s policy but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

7.           Vacation.  The Employee shall be entitled to twenty (20) days of paid vacation during each of the successive twelve (12) month periods comprising the Term of Employment, or a pro rata portion thereof for any such successive period which is less than twelve (12) months.  Vacation hereunder shall be taken at times which are mutually determined by the Employer and the Employee not to interfere, in any material respect, with the Employee’s performance of her duties hereunder.

8.           Employee Benefits.  The Employee shall be entitled during the Term of Employment to participate in any employee benefit program or arrangement maintained by the Employer which is generally available to other senior employees of the Employer, including any qualified or non-qualified retirement or deferred compensation arrangements or 401(k) savings plan, life insurance, medical, long-term disability plans, or other allowances, including the auto allowance of Seven Hundred Dollars ($700) per month, paid in accordance with the Employer’s normal payroll practices.  Such participation shall be in accordance with all applicable terms and conditions of such plans or programs, including, without limitation, provisions respecting the satisfaction of any applicable eligibility periods for plan participation and the modification or termination of such plans.

9.           Termination of Employment.  Notwithstanding any other provision of this Agreement, the Employee’s employment under this Agreement may be terminated at any time by the Employer in the event of:

(a)           (i) The Employee’s conviction for or entry of a plea of guilty or nolo contendere with respect to a felony or any crime that constitutes a misdemeanor involving moral turpitude under federal law or the law of any state, (ii) the Employee’s willful misappropriation of funds or property of the Employer’s Group or other acts of fraud, dishonesty, self-dealing, any significant violation of any statutory or common law duty of loyalty to the Employer’s Group, (iii) the Employee’s perpetration of an illegal act which causes material economic injury to the Employer or the Employer’s Group, or (iv) a material breach of this Agreement by the Employee or the Employee’s failure to perform her duties hereunder in any material respect, provided that as to (iv), the Employee shall be given written notice and an opportunity, not to exceed ten (10) days, to effectuate a cure, provided that such breach or failure is susceptible to cure, as determined by the Board or the Board of Directors of the Employer, in good faith (hereinafter “Cause”).

(b)           The Employee’s death; or

(c)           The Employee’s inability due to any physical or mental condition of the Employee, to perform her duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days (whether or not consecutive) within any twelve (12) month period (hereinafter “Disability”);

by written notice to the Employee (except that notice of termination shall not be required in the case of the Employee’s death which termination shall automatically occur on the date of Employee’s death) specifying the event relied upon for such termination and the effective date of such termination (the effective date of any termination of employment under this Section 9 or under Section 10(b) is referred to as the “Termination Date”).

10.           Payments Upon Termination of Employment.  (a)  In the event the Employee’s employment under this Agreement is terminated for any reason specified in Section 9 above the Term of Employment shall terminate as of the Termination Date and the Employer shall be under no obligation hereunder either to continue the Employee’s employment or to provide the Employee with any payment or benefit of any kind whatsoever, except for the Employee’s Base Salary through the Termination Date paid in accordance with the Employer’s normal payroll practices and such vested benefits or rights which the Employee may have accrued through the Termination Date hereunder or under any benefit plan of Employer (other than any severance pay plan maintained by the Employer) paid or provided in accordance with the terms and conditions of the applicable plan.  In addition, in the event of termination pursuant to 9(b) or (c) above, the Employer shall also pay the amount of any incentive compensation as described in Section 3(b) hereof to which the Employee would have been entitled for the year of termination had the Employee’s employment not terminated, prorated to the Termination Date based on the number of days actually employed during the applicable year, payable when such incentive compensation would be payable to other employees for that year in accordance with the applicable bonus plan and based upon actual results and the Employer’s financial performance for the full applicable year.  In addition, in the event of termination pursuant to 9(b) or (c) above, the Employee shall be entitled to benefits under any group life insurance or disability insurance benefits provided in accordance with the Employer’s welfare benefit plans.

(b)           The Employee’s employment under this Agreement may also be terminated on fifteen (15) days’ prior notice by the Employer not for Cause (which for the purpose of this Agreement shall not include a termination as a result of non-renewal of the Term of Employment pursuant to Section 2(b) above) and it may be terminated upon notice by the Employee for Good Reason following the expiration of the cure period under Section 10(c) if circumstances constituting Good Reason exist, and neither of such terminations of employment shall be a breach of this Agreement by the Employer so long as the benefits set forth below are provided to the Employee.  In the event that the Employee’s employment with the Employer is terminated by the Employer as a result of non-renewal of the Term of Employment pursuant to Section 2(b) above or terminated by the Employer without Cause or by the Employee for Good Reason, then, in addition to the Employee’s Base Salary through the Termination Date paid in accordance with the Employer’s normal payroll practices and such vested benefits or rights which the Employee may have accrued through the Termination Date hereunder or under any benefit plan of the Employer (other than any severance pay plan maintained by the Employer) paid or provided in accordance with the terms and conditions of the applicable plan, subject to the Employee’s execution, delivery and non-revocation of a release in accordance with Section 10(e), to the fullest extent permitted by law in favor of the Employer’s Group (and its affiliates) in substantially the form attached hereto as Exhibit “A”, as may be modified to take into account changes in applicable law and any other changes as are legally necessary at the time of execution to make it enforceable (the “Release”), the Employee will be entitled to the following:

(1)           Payment of an amount equal to the sum of:

(i)           her Base Salary (as in effect on the Termination Date), plus to the extent applicable

(ii)           in the event such termination occurs after the end of the 2009 Fiscal Year, (x) in the event such termination is a termination by the Employer without Cause or by the Employee for Good Reason within two (2) years following the consummation of a Change in Control (a “Post-CIC Termination”), an amount equal to one times the greater of (I) her average annual bonus (taking into account all annual bonuses paid under Section 3(b) hereof for the applicable year) over the three fiscal years immediately preceding her termination of employment, determined by annualizing the bonus actually paid with respect to any partial year (which, with respect to the 2009 Fiscal Year will be deemed to have been paid for eight months of service) (the “3-year Average Bonus Amount”) and (II) her target bonus for the year in which the termination occurs; or (y) in the event such termination is a termination by the Employer without Cause or by the Employee for Good Reason that is not a Post-CIC Termination, an amount equal to one times the lesser of (I) the 3-year Average Bonus Amount and (II) her target bonus for the year in which the termination occurs.

This amount shall be subject to tax and other required withholdings and, subject to any delays required pursuant to Sections 10(d) and 10(e), will be payable in equal periodic installments over a period of twelve (12) months from the Termination Date paid in accordance with the Employer’s normal payroll policies as if the Employee continued to be an employee of the Employer (but off payroll).  For purposes of clarity, if there have been fewer than three fiscal years immediately preceding the Employee’s termination, the 3-year Average Bonus Amount will be calculated using as a denominator the actual number of fiscal years in which she has worked for the Employer.

(2)           In the event such termination occurs before the end of the 2009 Fiscal Year, (x) in the event such termination is a termination by the Employer without Cause or by the Employee for Good Reason that is a Post-CIC Termination, an amount equal to one times the greater of (I) an amount equal to the bonus the Employee would have been entitled for the 2009 Fiscal Year had the Employee’s employment not terminated, prorated to the Termination Date based on the number of days actually employed during the 2009 Fiscal Year and based upon actual results and the Employee’s and the Parent’s performance for the 2009 Fiscal Year (the “2009 Actual Bonus Amount”), and (II) her target bonus for the 2009 Fiscal Year; or (y) in the event such termination is a termination by the Employer without Cause or by the Employee for Good Reason that is not a Post-CIC Termination, an amount equal to one times the lesser of (I) the 2009 Actual Bonus Amount and (II) her target bonus for the 2009 Fiscal Year, in each case subject to any delays required pursuant to Sections 10(d) and 10(e), payable when such bonus would be payable to other employees for the 2009 Fiscal Year.

(3)           In addition, if the Employee or her dependents are otherwise eligible for COBRA continuation of group health plan coverage and the Employee (or her dependents) timely elect such coverage, then for a period of twelve (12) months following the Termination Date, subject to any delays required pursuant to Sections 10(d) and 10(e), the Employer shall pay to the Employee on the first Employer payroll date in each month following the Termination Date an amount equal to 100% of the monthly premium for such COBRA coverage for the applicable month.  The foregoing payments shall each be a bonus to the Employee subject to tax and other required withholdings and each such payment shall include a gross-up payment in an amount equal to all such applicable taxes at the Employee’s maximum marginal rates.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to require the Employee to seek other employment following the termination of her employment hereunder and there shall be no offset against any amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain.

(c)          For the purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following events without the Employee’s consent:

(i)       The assignment to the Employee of duties that constitute a material diminution of her authority, duties, or responsibilities;

(ii)      A material diminution in the Employee’s Base Salary;

(iii)     Relocation of the Employee to a location outside a radius of 50 miles of the Employer’s Iselin, New Jersey office and New York, New York office; or

(iv)     Any other action or inaction by the Employer that constitutes a material breach of this Agreement provided that within ninety (90) days after the initial existence of such event, the Employer shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by the Employee. Employee’s resignation hereunder for Good Reason shall not occur later than, (i) in the event such resignation for Good Reason is a Post-CIC Termination, one (1) year following the initial date on which the event Employee claims constitutes Good Reason occurred, or (ii) in the event such resignation for Good Reason is not a Post-CIC Termination, one hundred thirty (130) days following the initial date on which the event Employee claims constitutes Good Reason occurred.

(d)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Employee is deemed on the date of termination of her employment to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Employer from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 10(d), to the extent such payment and benefits exceed the Separation Pay Limit (as defined herein) and is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s “separation from service” and (ii) the date of the Employee’s death.  On the first day of the seventh month following the date of the Employee’s “separation from service” or, if earlier, on the date of her death, all payments delayed pursuant to this Section 10(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of this Agreement, the “Separation Pay Limit” means two times the lesser of: (i) the Employee’s annualized compensation based on the Employee’s annual rate of pay for the Employee’s taxable year preceding the taxable year in which the Employee’s termination of employment occurs; and (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee terminates employment.

(e)          The Employer shall provide the Release to the Employee within seven (7) business days following the date of termination.  In order to receive the payments and benefits provided in Section 10(b)(1), (2) and (3), the Employee shall be required to sign the Release within 21 or 45 days after the date it is provided to her, as required by applicable law, and not revoke it within the seven day period following the date on which it is signed.  All payments delayed pursuant to the foregoing, except to the extent delayed pursuant to Section 10(d), shall be paid to the Employee in a lump sum on the first Employer payroll date on or following the sixtieth (60th) day after the date of termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

11.           Confidentiality.  The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Employer.  As a result, during the Term of Employment and thereafter, the Employee shall not, without the prior written consent of the Board, for any reason, either directly or indirectly, divulge to any third party (except as may be required to further the interests of the Employer) or use for her own benefit, or for any purpose other than the exclusive benefit of the Employer, any and all confidential, proprietary, business and technical information or trade secrets of the Employer’s Group (“Proprietary Information”) revealed, obtained or developed in the course of her employment with the Employer’s Group.  Such Proprietary Information shall include but shall not be limited to, marketing and development plans, confidential cost and pricing information, identities of customers and suppliers, the relationship of the Employer’s Group with actual or prospective customers who are engaged in discussions with the Employer’s Group, the needs and requirements of any such customers, and any other confidential information relating to the business of the Employer’s Group, provided that nothing herein contained shall restrict the Employee’s ability to make such disclosures during the course of her employment as may be necessary or appropriate to the effective and efficient discharge of her duties hereunder or such disclosures as may be required by law; and further provided that nothing herein contained shall restrict Employee from divulging or using for her own benefit or for any other purpose any Proprietary Information which is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 11.

12.           Property and Inventions.

(a)          All Proprietary Information shall be and remain the sole property of the Employer.  During the Term of Employment, and thereafter, Employee shall not remove from the Employer’s Group offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing information of the type identified in Section 11 hereof, or other materials or property of any kind unless necessary or appropriate in accordance with her duties and responsibilities hereunder and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as reasonably possible after the removal shall serve its specific purpose.  Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of her assigned duties; and upon the termination of her employment with the Employer, she shall leave with or return to the Employer all originals and copies of the foregoing then in her possession, whether prepared by Employee or by others.

(b)          The Employee acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the business or planned business of the Employer or any of its subsidiaries or affiliates that, alone or jointly with others, the Employee may conceive, create, make, develop, reduce to practice or acquire during the Term of Employment (or while employed with the Employer prior the Term of Employment) (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Employer and the Employee hereby assigns to the Employer all of her right, title and interest in and to all such Developments.  The Employee shall promptly and fully disclose all future material Developments to the Board and, at any time upon request and at the expense of the Employer, shall execute, acknowledge and deliver to the Employer all instruments that the Employer shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Employer to enable the Employer to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Employer.  All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the Developments or otherwise concerning the business or planned business of the Employer or any of its subsidiaries or affiliates shall be the property of the Employer or such subsidiary or affiliate and shall be delivered to the Employer or such subsidiary or affiliate promptly upon the expiration or termination of the Term of Employment.

(c)          The provisions of this Section shall, without any limitation as to time, survive the expiration or termination of the Employee’s employment hereunder, irrespective of the reason for any termination.

13.           Covenant not to Compete and Non-Solicitation.  In consideration for the benefits and payments described herein and other good and valuable consideration, the Employee shall not, during the Term of Employment and for a period of twelve (12) months after her employment terminates for any reason, engage in any of the following directly or indirectly without the prior written consent of the Board:

(a)          engage or participate in any business activity directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment with the Employer or proposed to be conducted at such time;

(b)          become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is, taken as a whole, directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment (or proposed to be conducted at such time) with the Employer, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any subsidiary or division of the business of any person, firm, corporation, association or other affiliate where such portion of such business is directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer (or proposed to be conducted at such time).  Notwithstanding the foregoing, nothing contained in this Section 13 shall prohibit the Employee from (i) holding not more than five percent (5%) of the outstanding securities of any class of any publicly-traded company, or (ii) after the Term of Employment engaging or participating in or having an interest in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any subsidiary or division of the business of any person, firm, corporation, association or other affiliate where such portion of such business is not directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer (or proposed to be conducted at such time), provided Employee does not breach the provisions of Section 13 (c) or (d) or (e), hereof;

(c)          solicit or attempt to solicit either directly or indirectly any customer of the Employer’s Group with whom the Employer’s Group shall have dealt regularly at any time during the one (1) year period immediately preceding the termination of the Employee’s employment with the Employer for the purpose of offering or selling any products or services which are identical, substantially similar or comparable to the products or services then offered to the customer by the Employer’s Group;

(d)          influence or attempt to influence any supplier, customer, or potential customer of the Employer’s Group to terminate or modify any written or oral agreement or course of dealing with the Employer’s Group; or

(e)          (i) influence or attempt to influence any person to terminate or modify her employment (or other service relationship) with the Employer’s Group, or (ii) employ or retain directly or indirectly, any person employed or retained by the Employer’s Group as an employee or other service provider at any time during the six (6) month period preceding the effective date of the Employee’s termination.

14.           Specific Performance.  The Employee acknowledges that the services to be rendered by the Employee are of a special, unique and extraordinary character and, in connection with such services, the Employee will have access to confidential information vital to the Employer’s business and the business of its subsidiaries and affiliates.  By reason of this, the Employee acknowledges consents and agrees that if the Employee violates any of the provisions of Sections 11, 12 or 13 hereof, the Employer would sustain irreparable injury and that money damages would not provide adequate remedy to the Employer and that, in addition to any other remedies the Employer might have, including money damages, the Employer shall be entitled to have Sections 11, 12 and 13 specifically enforced by any court having jurisdiction by means of any and all equitable remedies.  The provisions of Sections 10, 11, 12, 13, 14, 16 and 19 shall survive the termination of this Agreement.

15.           Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be delivered personally by telecopier or by courier providing for next day delivery or sent by registered or certified mail return receipt requested to the following addresses:

To the Employer:

Maidenform, Inc.
485 F U.S. Highway 1 South
Iselin, New Jersey  08830
Attention:
Maurice Reznik
Telecopier:  (732) 621-2510

To the Employee:

Nanci Prado
At the address on file with the Employer

Any such notices shall be deemed given, if personally, upon delivery; if sent by certified or registered mail, 3 days after deposit (postage pre-paid) with the U.S. Mail Service; if by courier service providing for next day delivery, the next day following deposit with such courier; and, if telecopied, when telecopied.  Any party may change the address for notices by sending written notice of such change of address in accordance with this Section 15.

16.           Benefits.  This Agreement shall inure to the benefit of and shall be binding upon the Employer and its successors and assigns, and upon the Employee, her heirs and legal representatives.  This Agreement and all rights and obligations hereunder are personal to the Employee and shall not be assignable.

17.           Entire Agreement.  This Agreement embodies the entire agreement of the parties concerning the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings in connection therewith.  The Agreement may be amended or modified only by a written instrument executed by both parties hereto.

18.           Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated.  To the extent required to enforce any provision of this Agreement, such provision may be reformed in order to preserve its validity if it would otherwise be held unenforceable.

19.           Indemnification.  The indemnification provisions in the Parent’s Amended and Restated Certificate of Incorporation covering officers of the Parent and the Employer shall apply to the Employee in her capacity as an employee (or former employee), such indemnification to be in addition to any other indemnification right in favor of the Employee.

20.           Withholding.  The Employer may deduct and withhold from any amounts which it is otherwise obligated to pay hereunder any amount which it may determine it is required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.

21.           Governing Law.  This Agreement shall be subject to, and governed, construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of laws.

22.           Section 409A.

(a)          Although the Employer does not guarantee the tax treatment of any particular payment or benefit, it is intended that the provisions of this Agreement provide for payments or benefits that either comply with, or are exempt from, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)          With regard to any installment payments provided for herein, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAIDENFORM, INC.

By:	/s/ Maurice S. Reznik	/s/ Nanci Prado
	Maurice S. Reznik	Nanci Prado
Chief Executive Officer

Solely with respect to Sections 3, 4, and 19:

Maidenform Brands, Inc.

By:	/s/ Maurice S. Reznik
Maurice S. Reznik
Chief Executive Officer

Exhibit “A”

FULL AND FINAL WAIVER AND RELEASE OF CLAIMS

1.           I have had the opportunity to review and consider this Full and Final Waiver and Release of Claims (“Waiver and Release”), and information on the benefits available to me in accordance with the Employment Agreement between Maidenform, Inc. (“Company”), Maidenform Brands, Inc. (“Parent”) and me dated as of March 31, 2009, as the same may have been amended from time to time (“Employment Agreement”) for a period of at least twenty-one (21) days.  I also have had the opportunity during such period to discuss this Waiver and Release and such benefit information fully with whomsoever I wished, and have been advised that I could consult an attorney of my own choice and have had a reasonable opportunity to do so.  I have freely and voluntarily elected to take advantage of the severance benefits under the Employment Agreement.

2.           In consideration for the payments and benefits available to me under the Employment Agreement following the termination of my employment as set forth in Section 10 of the Employment Agreement, the sufficiency of which are hereby acknowledged, and, other than claims for accrued, vested benefits under any employee benefit plan of the Company (including vested stock options) or for any of the Company’s obligations or my rights pursuant to Sections 10 and 19 of the Employment Agreement, and except as provided in paragraph 5, I fully and finally waive, discharge, and release the Company and the Parent and their current, former and future subsidiaries, affiliates divisions, related entities, employee benefit plans and funds (the “Company Group”), and their respective current, former and future directors, officers, shareholders, employees, attorneys, and agents (whether acting as agents for any member of the Company Group or in their individual capacities) (herein collectively referred to as the “Released Parties”), from any and all claims of whatsoever nature, known and unknown, whether in law or in equity, which I or anyone acting through me, my estate or on my behalf ever had, now have or may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date I sign this Waiver and Release, provided, however, that the foregoing shall not be deemed to waive any indemnification rights I may have pursuant to applicable law, the Certificates of Incorporation or Bylaws of the Company or under any Directors and Officers Liability Insurance Policy.

3.           Without limiting the generality of the foregoing paragraph, but subject to the limitations set forth in paragraph 2 hereof and except as provided in paragraph 4 hereof, this Waiver and Release is intended to and shall release the Released Parties from any and all claims arising out of or in connection with my employment with the Company and with the termination or decision to terminate said employment, including but not limited to (i) any claim under the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act), as amended, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1866, or any other Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional including, but not limited to the New York State Human Rights Law, the New York City Administrative Code, New Jersey Civil Rights Act or the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the Millville Dallas Airmotive Plant Job Loss Notification Act, as amended) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

4.           Nothing in this Agreement prevents me from filing a charge with the United States Equal Employment Opportunity Commission ("EEOC") or from cooperating with the EEOC; however, I understand and agree that I shall not accept, and shall not be entitled to retain, any compensation or other relief recovered by the EEOC on my behalf as a result of such charge with respect to any matter covered by this Agreement.  Nothing in this Agreement prevents me from filing a lawsuit challenging the validity of my waiver of federal age discrimination claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

5.           The release in paragraph 3 of this Agreement includes a waiver of claims against the Company under the Age Discrimination in Employment Act ("ADEA") and the Older Workers Benefit Protection Act ("OWBPA").  Therefore, pursuant to the requirements of the ADEA and the OWBPA, I specifically acknowledge the following:

(a)           that I am and have been advised to consult with an attorney of my choosing concerning the legal significance of this Agreement;

(b)           that this Agreement is written in a manner I understand;

(c)           that the consideration set forth in Section 10 of the Employment Agreement is adequate and sufficient for my entering into this Agreement and consists of benefits to which I am not otherwise entitled;

(d)           that I have been afforded twenty-one (21) days to consider this Agreement before signing it (although I may sign it at any time prior to those 21 days) and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration; and

(e)           that I have been advised that during the seven (7) day period after I sign the Agreement, I may revoke my acceptance of this Agreement by delivering written notice to the Company, 485 F U.S. Highway 1, Iselin NJ 08830 attention: Executive Vice President, Human Resources, and that this Agreement shall not become effective or enforceable until after the revocation period has expired.

6.           In order to induce the Company to extend the payments and benefits available to me under the Employment Agreement, I hereby represent and warrant to the Company as follows:

                 (i)no other promise, inducement, threat, agreement or understanding of any kind or description whatsoever has been made with or to me by any person or entity whomsoever to cause me to execute this Waiver and Release;

                 (ii)I have not incurred any injury or disability precluding regular employment as a result of my employment at the Company;

                 (iii)I am not eligible for reinstatement or reemployment or employment with the Company at any time in the future and covenant that I will not seek resumed employment or any other remunerative relationship, including without limitation any form of independent contractor or consultant relationship with the Company;

                 (iv)this Waiver and Release is not intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against me.  I agree that this Waiver and Release may only be used as evidence in a subsequent proceeding in which the parties allege a breach of this Waiver and Release; and

7.           I agree that I will not disparage or encourage or induce others to disparage the Company.  For the purposes of this Waiver and Release, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the Company or any individual or entity with whom the Company has a business relationship which would adversely affect in any manner (i) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company.

8.           (a)  I agree that I will cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.

(b)           I agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to my employment by the Company, I will give prompt notice of such request to the Company’s Executive Vice President, Human Resources, at 485 F U.S. Highway 1 South, Iselin, NJ 08830 and, unless required by court order, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

9.           I represent that I have returned (or will return on or prior to my termination date) to the Company all property belonging to the Company, including but not limited to laptop, cell phone, keys, card access to the building and office floors, Employee Handbook, phone card, Rolodex (if provided by the Company), computer user name and password, disks and/or voicemail code.

10.           (a)  The terms and conditions of this Waiver and Release are and shall be deemed to be confidential, and shall not be disclosed by me to any person or entity without the prior written consent of the Company, except if required by law, and to my accountants, attorneys and/or immediate family members, provided that, to the maximum extent permitted by applicable law, rule or regulation, they agree to maintain the confidentiality of the aforesaid documents.  I further represent that I have not disclosed the terms and conditions of the aforesaid documents to anyone other than my attorneys, accountants and/or immediate family members.

(b)   I hereby acknowledge and reaffirm my continuing obligations under Sections 11, 12 and 13 of the Employment Agreement relating to confidentiality, return of property, developments, noncompetition and nonsolicitation and the Company’s rights under Section 14 of the Employment Agreement.

11.           I also expressly acknowledge that in the event that a court of competent jurisdiction determines that this Waiver and Release is illegal, void or unenforceable, I agree to execute a release or waiver that is legal and enforceable.  Additionally, I agree that any breach by me of paragraphs 2, 3, 7, 8, 9 or 10 shall constitute a material breach of this Waiver and Release as to which the Company may seek all relief available under the law.

12.           This Waiver and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

11.           This Waiver and Release shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

FINALLY, I HAVE CAREFULLY READ THIS WAIVER AND RELEASE, KNOW AND UNDERSTAND THE WAIVER AND RELEASE AND HAVE SIGNED THIS WAIVER AND RELEASE AS MY OWN FREE ACT AND DEED.

IN WITNESS WHEREOF, the undersigned has executed and sealed this Waiver and Release as of the date set forth below before a notary public.

SIGNATURE

Sworn to and subscribed before me this day of _______________

______________________________________

Notary Public Stamp & Seal: